ARTICLES OF AMENDMENT
OF
PRINCETON CAPITAL CORPORATION

Princeton Capital Corporation, a Maryland corporation, having its principal office at 351 West Camden Street, Baltimore, Maryland 21201 (hereinafter called the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland (“SDAT”) that:

FIRST: The Corporation desires to amend its Charter as currently in effect.

SECOND: The Charter of the Corporation is hereby amended as follows:

(a)           Article IV, Section 4.1 of the Charter of the Corporation is hereby deleted in its entirety and replaced with the following:

Section 4.1     Number, Vacancies and Declassification of Directors. The business and affairs of the Corporation shall be managed under the direction of the Board of Directors. The number of directors of the Corporation is three, which number may be increased or decreased only by the Board of Directors pursuant to the Bylaws of the Corporation (the “Bylaws”), or the charter of the Corporation (the “Charter”), but shall never be less than the minimum number required by the Maryland General Corporation Law (the “MGCL”). A director shall have the qualifications, if any, as specified in the Bylaws.

The Corporation elects, at such time as it becomes eligible pursuant to Section 3-802 of the MGCL to make the election provided for under Section 3-804(c) of the MGCL, that, subject to applicable requirements of the 1940 Act and except as may be provided by the Board of Directors in setting the terms of any class or series of Preferred Stock (as hereinafter defined), any and all vacancies on the Board of Directors may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy shall serve for the remainder of the full term of the directorship in which such vacancy occurred and until a successor is duly elected and qualifies.

Subject to the other provisions of this Section 4.1, the Board of Directors is and shall remain classified into three (3) groups of Directors, with the Directors of each class serving for a term expiring at the Annual Meeting of Stockholders held during the third (3rd) year after election (except as set forth in this Section 4.1) and until his or her successor shall have been duly elected and shall have qualified. Effective as of the 2016 Annual Meeting of Stockholders, the terms of newly elected Directors shall be as follows: (i) the Directors’ elected to hold office at the 2016 Annual Meeting of Stockholders shall hold office for a term expiring in accordance with such Directors class and until his or her successor shall have been duly elected and shall have qualified, and (ii) at the Annual Meeting of Stockholders to be held in 2017 and at each

Annual Meeting of Stockholders thereafter, all Directors shall be elected to hold office for a term expiring at the next Annual Meeting of Stockholders. The classification of the Board of Directors shall terminate at the Annual Meeting of Stockholders to be held in 2017 and, thereafter, all Directors shall be elected in accordance with clause (ii) above. The names of the current Directors who shall serve until the next Annual Meeting of Stockholders in the year when their respective term expires and until their successors are duly elected and qualify are as follows:

Mark DiSalvo	(Term to expire in 2018)
Darren Stainrod	(Term to expire in 2018)

Munish Sood	(Term to expire in 2019)

Martin Laidlaw	(Term to expire in 2017)
Greg Bennett	(Term to expire in 2017)

(b)           Article IV, Section 4.9 of the Charter of the Corporation is hereby deleted in its entirety and replaced with the following:

Section 4.9       Removal of Directors. Any director, or the entire Board of Directors, may be removed from office at any time, with or without cause, by the affirmative vote of holders of outstanding shares of capital stock of the Corporation entitled to cast a majority of all the votes entitled to be cast in the election of directors.

(c)           Article IV of the Charter of the Corporation shall be amended by adding a new Section 4.11 as follows:

Section 4.11     Stockholder Action without a Meeting. The holders of common stock entitled to vote generally in the election of directors of the Corporation have the right to take any action required or permitted to be taken at any annual or special meeting of stockholders to be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing or by electronic transmission, setting forth the action to be taken, shall be signed by the holders of outstanding shares of capital stock of the Corporation having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all outstanding shares of capital stock entitled to vote thereon were present and voted and shall be delivered to the Corporation to be filed with the minutes of proceeding of the stockholders of the Corporation. If the stockholders exercise their right to take such action without a meeting, in accordance with Section 2-505(b)(2) of the MGCL, the Corporation shall give notice of the action not later than 10 days after the effective date of the action to each holder of the class of common stock and to each stockholder who, if the action had been taken at a meeting, would have been entitled to notice of the meeting.

THIRD: The amendments do not increase the authorized stock of the Corporation.

FOURTH: The foregoing amendments to the Charter of the Corporation have been advised by the Board of Directors at a board meeting held on April 20,2016 and approved by the stockholders of the Corporation in accordance with Section 2-604 of the Maryland General Corporation Law at the Annual Meeting of Stockholders held on June 9, 2016.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its President and Chief Executive Officer and attested by its Secretary on this 9 day of June, 2016.

ATTEST:	PRINCETON CAPITAL CORPORATION

By:
Secretary	Munish Sood, President and Chief Executive Officer

THE UNDERSIGNED, President and Chief Executive Officer of PRINCETON CAPITAL CORPORATION, who executed on behalf of the Corporation the foregoing Articles of Amendment of which this certificate is made a part, hereby acknowledges in the name and on behalf of said Corporation the foregoing Articles of Amendment to be the corporate act of said Corporation and hereby certifies that to the best of his knowledge, information, and belief the matters and facts set forth therein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.

Munish Sood, President and Chief Executive Officer